UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 8, 2012

ECOTALITY, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-50983	68-0515422
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Montgomery Street, Suite 2525
San Francisco, CA	94104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 992-3000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously announced, on May 11, 2012, Nasdaq Listing Qualifications notified ECOtality, Inc. (the “Company”) that the Company’s listed security no longer met the minimum $1.00 bid price per share requirement and provided the Company 180 calendar days, or until November 7, 2012, to regain compliance. Prior to the deadline, the Company, having met the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market (with the exception of the bid price rule), requested an extension to the initial grace period.

On November 8, 2012, the staff of Nasdaq Listing Qualifications notified the Company that in accordance with the Nasdaq Listing Rules (the “Rules”), the Company would be provided with an additional 180 calendar days, or until May 6, 2013, to regain compliance. The Company has informed NASDAQ that it intends to cure the bid price deficiency and regain compliance with the minimum bid price requirement of the Rules within such additional compliance period.

During the additional 180-day period, the Company’s shares will continue to trade on The Nasdaq Capital Market. If at any time during this 180-day period the closing bid price of the Company’s common stock is at least $1.00 for a minimum of ten consecutive business days (or a longer period up to 20 consecutive business days as determined by Nasdaq), the Company will regain compliance and the matter will be closed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOTALITY, INC.

(Registrant)

Signature	Title	Date

/s/ H. Ravi Brar	President and CEO	November 9, 2012
H. Ravi Brar

/s/ Susie Herrmann	Chief Financial Officer	November 9, 2012
Susie Herrmann